EXHIBIT 4.1

FIFTH SUPPLEMENTAL INDENTURE, dated as of February 8, 2019 (the “Supplemental Indenture”), to the Indenture (as defined below), among Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Issuer”), and U.S. Bank National Association, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has executed and delivered to the Trustee an Indenture, dated as of March 15, 2017, providing for the issuance of 6.75% senior notes due 2022 (the “Notes”), as supplemented by the First Supplemental Indenture thereto, dated June 8, 2017, as further supplemented by the Second Supplemental Indenture thereto, dated August 23, 2017, as further supplemented by the Third Supplemental Indenture thereto, dated December 20, 2017 and as further supplemented by the Fourth Supplemental Indenture thereto, dated May 31, 2018 (the “Indenture”);

WHEREAS, the Issuer wishes to issue $150,000,000 in aggregate principal amount of the Notes (the “Additional Notes”) as “Additional Notes” under the Indenture; and

WHEREAS, pursuant to Sections 2.01, 2.02 and 9.01(9) of the Indenture, the Issuer and the Trustee may supplement the Indenture to provide for the issuance of Additional Notes without the consent of the Holders.

NOW, THEREFORE, the Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Additional Notes:

SECTION 1.  Definitions.  Unless otherwise provided herein, the capitalized terms used and not defined herein have the meanings ascribed to such terms in the Indenture.

SECTION 2.  Additional Notes.  The Additional Notes are hereby issued under the Indenture, will accrue interest from and including September 15, 2018 and shall be subject to the restrictions on transfer contained in the Indenture and in the Private Placement Legend.

SECTION 3.  Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 4.  Waiver of Jury Trial.  EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

SECTION 5.  Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture shall give to any Person, other than the parties hereto, any Paying Agent, any Transfer Agent, any Registrar and its successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 6.  Successors.  All agreements of the Issuer in this Supplemental Indenture shall bind its successors.  All agreements of the Trustee or any Agent in this Supplemental Indenture shall bind its successors.

SECTION 7.  Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.  Counterpart Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC, as Issuer

By:	/s/ Joseph P. Adams Jr.
Name: Joseph P. Adams Jr.
Title: Chief Executive Officer

Signature Page to Fifth Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

Signature Page to Fifth Supplemental Indenture